EXECUTION VERSION

THE DAYTON POWER AND LIGHT COMPANY

AND

THE BANK OF NEW YORK MELLON
(formerly The Bank of New York)
Trustee

______________
Fifty-First Supplemental Indenture
______________

Dated as of September 29, 2017

______________

THE DAYTON POWER AND LIGHT COMPANY
FIFTY-FIRST SUPPLEMENTAL INDENTURE
DATED AS OF SEPTEMBER 29, 2017
TABLE OF CONTENTS
Page

PARTIES
RECITALS                                            1
ARTICLE ONE.
AMENDMENTS TO FIRST MORTGAGE AS AMENDED

SECTION 1.	Amendments to Article One of First Mortgage 4

SECTION 2.	Amendments to Article One of First Mortgage 7

SECTION 3.	Amendments to Article Six of First Mortgage 7

SECTION 4.	Amendments to Section 3 of Article Eleven of First Mortgage 8

SECTION 5.	Amendments to Section 1 of Article Fifteen of First Mortgage 9
ARTICLE TWO.
COVENANTS OF THE COMPANY.

SECTION 1.	Confirmation of Covenants by the Company in First Mortgage 10

SECTION 2.	Covenant of the Company and Legal Opinion as to Recording 10
ARTICLE THREE.
MISCELLANEOUS.

SECTION 1.	Fifty-First Supplemental Indenture to Form Part of First Mortgage 10

SECTION 2.	Definitions in First Mortgage Shall Apply to Fifty-First Supplemental Indenture 11

SECTION 3.	Execution in Counterparts 11

i

TESTIMONIUM
SIGNATURES
ACKNOWLEDGEMENTS

ii

FIFTY-FIRST SUPPLEMENTAL INDENTURE, dated as of September 29, 2017, between THE DAYTON POWER AND LIGHT COMPANY, a corporation of the State of Ohio (hereinafter sometimes called the “Company”), party of the first part, and THE BANK OF NEW YORK MELLON (formerly The Bank of New York), a corporation of the State of New York (hereinafter called the “Trustee”), as Trustee, party of the second part, whose mailing address is 101 Barclay Street, New York, New York 10286.
WHEREAS, the Company has heretofore executed and delivered to Irving Trust Company (now The Bank of New York Mellon) a certain Indenture, dated as of October 1, 1935 (hereinafter called the “First Mortgage”), to secure the payment of the principal of and interest on an issue of bonds of the Company, unlimited in aggregate principal amount (hereinafter sometimes called the “Bonds”); and
WHEREAS, the Company has heretofore executed and delivered to the Trustee fifty supplemental Indentures numbered, dated and, except as set forth below, providing for their respective series of Bonds, all as set forth in the tabulation below:

Supplemental Indenture	Dated As Of	Series Provided For	Principal Amount Outstanding
First	March 1, 1937	3¼% Series Due 1962	None
Second	January 1, 1940	3% Series Due 1970	None
Third	October 1, 1945	2¾% Series Due 1975	None
Fourth	January 1, 1948	3% Series Due 1978	None
Fifth	December 1, 1948	3% Series A Due 1978	None
Sixth	February 1, 1952	3¼% Series Due 1982	None
Seventh	September 1, 1954	3% Series Due 1984	None
Eighth	November 1, 1957	5% Series Due 1987	None
Ninth	March 1, 1960	5⅛% Series Due 1990	None
Tenth	June 1, 1963	4.45% Series Due 1993	None
Eleventh	May 1, 1967	5⅝% Series Due 1997	None
Twelfth	June 15, 1968	6¾% Series Due 1998	None
Thirteenth	October 1, 1969	8¼% Series Due 1999	None
Fourteenth	June 1, 1970	9½% Series Due 2000	None
Fifteenth	August 1, 1971	8% Series Due 2001	None
Sixteenth	October 3, 1972	None issued	None
Seventeenth	November 1, 1973	8% Series Due 2003	None
Eighteenth	October 1, 1974	10⅛% Series Due 1981	None
Nineteenth	August 1, 1975	10.70% Series Due 2005	None
Twentieth	November 15, 1976	8¾% Series Due 2006	None
Twenty-First	April 15, 1977	6.35% Series Due 2007	None
Twenty-Second	October 15, 1977	8½% Series Due 2007	None
Twenty-Third	April 1, 1978	8.95% Series Due 1998	None
Twenty-Fourth	November 1, 1978	9½% Series Due 2003	None
Twenty-Fifth	August 1, 1979	10¼% Series Due 1999	None
Twenty-Sixth	December 1, 1979	12⅛% Series Due 2009	None
Twenty-Seventh	February 1, 1981	14⅝% Series Due 1988	None

Twenty-Eighth	February 18, 1981	14⅝% Series Due 1988	None
Twenty-Ninth	September 1, 1981	17% Series Due 1991	None
Thirtieth	March 1, 1982	16¾% Series Due 2012	None
Thirty-First	November 1, 1982	11½% Series Due 2012-A	None
Thirty-Second	November 1, 1982	11½% Series Due 2012-B	None
Thirty-Third	December 1, 1985	9½% Series Due 2015	None
Thirty-Fourth	April 1, 1986	9% Series Due 2016	None
Thirty-Fifth	December 1, 1986	8⅞% Series Due 2016	None
Thirty-Sixth	August 15, 1992	6.40% Pollution Control Series 1992-A Due 2027	None
		6.40% Pollution Control Series 1992-B Due 2027	None
Thirty-Seventh	November 15, 1992	6.50% Pollution Control Series 1992-C Due 2022	None
Thirty-Eighth	November 15, 1992	8.40% Series Due 2022	None
Thirty-Ninth	January 15, 1993	8.15% Series Due 2026	None
Fortieth	February 15, 1993	7⅞% Series Due 2024	None
Forty-First	February 1, 1999	None issued	None
Forty-Second	September 1, 2003	5.125% Series Due 2013	None
Forty-Third	August 1, 2005	4.80% Pollution Control Series 2005-A Due 2034	None
		4.80% Pollution Control Series 2005-B Due 2034	None
		4.70% Pollution Control Series 2005-C Due 2028	None
Forty-Fourth	September 1, 2006	4.80% Pollution Control Series 2006 Due 2036	$70,000,000
Forty-Fifth	November 1, 2007	Variable Rate Pollution Control Series 2007 Due 2040	None
Forty-Sixth	December 1, 2008	Variable Rate Pollution Control Series 2008-A Due 2040	None
		Variable Rate Pollution Control Series 2008-B Due 2040	None
Forty-Seventh	September 1, 2013	1.875% Series Due 2016	None
Forty-Eighth	August 1, 2015	Variable Rate Pollution Control Series 2015-A Due 2040	$100,000,000
Forty-Ninth	August 1, 2015	Variable Rate Pollution Control Series 2015-B Due 2040	$100,000,000
Fiftieth	August 1, 2016	Variable Rate Series 2016 Due 2022	$455,000,000

WHEREAS, the First Mortgage as amended by the First through the Fiftieth Supplemental Indentures is hereinafter called the “First Mortgage as amended”;
WHEREAS, said Forty-Eighth Supplemental Indenture, which created the First Mortgage Bonds, Variable Rate Pollution Control Series 2015-A Due 2040 (the “2015-A Bonds”), provided in its Article Four that holders of any such bonds, by their acceptance and holding of such bonds, consented and agreed that the amendments provided for by Sections 2, 3, 4, 5, 6 and 7 of said Article Four (the “Amendments”) would become effective on the earliest date on which either (x) there shall not be any Bonds outstanding of (i) 4.80% Pollution Control Series 2005-A Due 2034 (the “2005-A Bonds”), (ii) 4.80% Pollution Control Series 2005-B Due 2034 (the “2005-B Bonds”), (iii) 4.70% Pollution Control Series 2005-C Due 2028 (the “2005-C Bonds”), (iv) 4.80% Pollution Control Series Due 2036 (the “2006 Bonds”), (v), Variable Rate Pollution Control Series 2008-A Due 2040 (the “2008-A Bonds”), (vi) Variable Rate Pollution Control Series 2008-B Due 2040 (the “2008-B Bonds”), and (vii) 1.875% Series Due 2016 (the “2016 Bonds”); or (y) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments

(either alone or with other amendments) consented to by the holders of at least a majority in aggregate principal amount of the Bonds at the time outstanding (including in determining such majority the amount of the 2015-A Bonds embodied herein), all in conformity with the provisions of Article Eighteen of the First Mortgage as amended;
WHEREAS, said Forty-Ninth Supplemental Indenture, which created the First Mortgage Bonds, Variable Rate Pollution Control Series 2015-B Due 2034 (the “2015-B Bonds”), provided in its Article Four that holders of any such bonds, by their acceptance and holding of such bonds, consented and agreed that the Amendments would become effective on the earliest date on which either (x) there shall not be any Bonds outstanding of (i) the 2005-A Bonds, (ii) the 2005-B Bonds, (iii) the 2005-C Bonds, (iv) the 2006 Bonds, (v), the 2008-A Bonds, (vi) the 2008-B Bonds, and (vii) the 2016 Bonds; or (y) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments (either alone or with other amendments) consented to by the holders of at least a majority in aggregate principal amount of the Bonds at the time outstanding (including in determining such majority the amount of the 2015-B Bonds embodied herein), all in conformity with the provisions of Article Eighteen of the First Mortgage as amended;
WHEREAS, said Fiftieth Supplemental Indenture, which created the First Mortgage Bonds, Variable Rate Series 2016 Due 2022 (the “2022 Bonds”), provided in its Article Four that holders of any such bonds, by their acceptance and holding of such bonds, consented and agreed that the Amendments would become effective on the earliest date on which either (x) there shall not be any Bonds outstanding of (i) the 2005-A Bonds, (ii) the 2005-B Bonds, (iii) the 2005-C Bonds, (iv) the 2006 Bonds, (v), the 2008-A Bonds, (vi) the 2008-B Bonds, and (vii) the 2016 Bonds; or (y) there shall have been executed and delivered a supplemental indenture or indentures embodying said amendments (either alone or with other amendments) consented to by the holders of at least a majority in aggregate principal amount of the Bonds at the time outstanding (including in determining such majority the amount of the 2022 Bonds embodied herein), all in conformity with the provisions of Article Eighteen of the First Mortgage as amended;
WHEREAS, as of the date hereof, the 2005-A Bonds, the 2005-B Bonds, the 2005-C Bonds, the 2008-A Bonds, the 2008-B Bonds, the 2006 Bonds and the 2016 Bonds have each been redeemed or paid and discharged in full and are no longer outstanding;
WHEREAS as of the date hereof, all consents, approvals and conditions, necessary to effectuate the Amendments have been obtained or satisfied;
WHEREAS, the Company, pursuant to resolutions duly adopted by its Board of Directors by unanimous written consent in lieu of a meeting, has determined under and in accordance with the provisions of the First Mortgage as amended and of this Fifty-First Supplemental Indenture to enter into this Fifty-First Supplemental Indenture in order to effectuate the Amendments.
WHEREAS, the Company has requested the Trustee to enter into this Fifty-First Supplemental Indenture under the provisions of Article Eighteen of the First Mortgage as amended; and
WHEREAS, all things necessary to make this Indenture a valid and binding agreement supplemental to the First Mortgage as amended have been done and performed.

ARTICLE 1.

AMENDMENTS TO FIRST MORTGAGE AS AMENDED
SECTION 1.    Amendments to Article One of First Mortgage. Article One of the First Mortgage as amended is hereby amended by restating Section 7 in its entirety to read as follows:
“The term “net earnings certificate”, shall mean a certificate signed by the Chairman of the Board or Chief Executive Officer or President or a Vice President of the Company and an accountant, who unless, required to be independent, may be an officer or employee of the Company, stating:
(A)    the adjusted net earnings of the Company for a period of twelve (12) consecutive calendar months within the eighteen (18) calendar months immediately preceding the first day of the month in which the application for the authentication and delivery under this Indenture of Bonds then applied for is made, being and specifying for the Company and its subsidiaries on a consolidated basis:
(1)    the net income (or loss), without deduction for minority interests, of the Company and its subsidiaries for that period determined in conformity with generally accepted accounting principles in the United States;
(2)    to the extent deducted in calculating such net income (loss) specified in clause (1) of this Section the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Company and its subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with generally accepted accounting principles in the United States, and (b) the portion of rent expense of the Company and its subsidiaries with respect to such period under capital leases that is treated as interest in accordance with generally accepted accounting principles in the United States;
(3)    to the extent deducted in calculating such net income (loss) specified in clause (1) of this Section the provision for Federal, state, local and foreign income taxes payable by the Company and its subsidiaries for such period;
(4)    to the extent deducted in calculating such net income (loss) specified in clause (1) of this Section depreciation and amortization expense for such period;
(5)    to the extent deducted in calculating such net income (loss) specified in clause (1) of this Section other non-recurring expenses of the Company and its subsidiaries reducing such net income (loss) specified in clause (1) of this Section (a) which do not represent a cash item in such period or (b) which are cash items in such period that were incurred as a result of (i) the early termination of Company’s Capital Trust II indebtedness, (ii) termination of existing swap contracts (it being understood that cash charges described in this clause (ii) will not exceed $50,000,000 in the aggregate) or (iii) normal and customary out-of-pocket third party costs, expenses and fees incurred directly in connection with the refinancing of any existing indebtedness;
(6)    to the extent deducted in calculating such net income (loss) specified in clause (1) of this Section out-of-pocket third party costs and expenses incurred directly in connection with the implementation, negotiation, documentation and closing of the Separation;
(7)    to the extent deducted in calculating such net income (loss) specified in clause (1) of this Section all other non-cash items reducing net income (loss) specified in clause (1) of this Section for such period;
(8)    the sum of the amounts required to be stated in such certificate by clauses (1), (2), (3), (4), (5), (6) and (7) of this Section;
(9)    to the extent included in calculating such net income (loss) specified in clause (1) of this Section Federal, state, local and foreign income tax credits of the Company and its Subsidiaries for such period;
(10)    to the extent included in calculating such net income (loss) specified in clause (1) of this Section all non-cash items increasing net income (loss) specified in clause (1) of this Section such period;
(11)    the sum of the amounts required to be stated in such certificate by clauses (9) and (10) of this Section; and
(12)    the adjusted net earnings of the Company for such period of twelve (12) consecutive calendar months (being the amount remaining after reducing the amount required to be stated in such certificate by clause (8) of this Section by the amount required to be stated therein by clause (11) of this Section);
(B)    the annual interest requirements, being the interest requirements, if any, for twelve (12) months upon:
(i)    all Bonds outstanding hereunder at the date of such certificate, except any for the payment of which the Bonds applied for are to be issued; provided that, if any such series of outstanding Bonds bears interest at a variable rate, then the interest on such series of Bonds shall be computed at the average annual rate in effect for such series during the period of twelve (12) consecutive calendar months (or any portion thereof in which Bonds of such series are outstanding) being used for the calculation of adjusted net earnings; and if such outstanding Bonds have been issued after the end of such twelve (12) consecutive calendar months, then computed at the initial rate upon issuance;
(ii)    all Bonds then applied for in pending applications, including the application in connection with which such certificate is made, computed at the initial rate upon issuance;

(iii)    the principal amount of all other indebtedness (except indebtedness for the payment of which the Bonds applied for are to be issued and indebtedness for the purchase, payment or redemption of which moneys in the necessary amount shall have been deposited with or be held by the Trustee or the trustee or other holder of a lien prior to the lien of this Indenture upon property subject to the lien of this Indenture with irrevocable direction so to apply the same; provided that, in the case of redemption, the notice required therefor shall have been given or have been provided for to the satisfaction of the Trustee), outstanding in the hands of the public on the date of such certificate and secured by a lien prior to the lien of this Indenture upon property subject to the lien of this Indenture, if said indebtedness has been assumed by the Company or if the Company customarily pays the interest upon the principal thereof.
If any of the property of the Company owned by it at the time of the making of any net earnings certificate shall have been acquired during or after any period for which adjusted net earnings of the Company are to be computed, the adjusted net earnings of such property (computed in the manner in this Section provided for the computation of the adjusted net earnings of the Company) during such period or such part of such period as shall have preceded the acquisition thereof, to the extent that the same have not otherwise been included and unless such property shall have been acquired in exchange or substitution for property the earnings of which have been included, may, at the option of the Company, be included in the adjusted net earnings of the Company for all purposes of this Indenture, and shall be included if such property has been operated as a separate unit or if the earnings therefrom are readily ascertainable.
In any case where a net earnings certificate is required as a condition precedent to the authentication and delivery of Bonds, such certificate shall also be made and signed by an independent public accountant, if the aggregate principal amount of Bonds then applied for plus the aggregate principal amount of Bonds authenticated and delivered hereunder since the commencement of the then current calendar year (other than those with respect to which a net earnings certificate is not required, or with respect to which a net earnings certificate made and signed by an independent public accountant has previously been furnished to the Trustee) is ten per centum (10%) or more of the aggregate principal amount of the Bonds at the time outstanding hereunder; but no net earnings certificate need be made and signed by any person other than the Chairman of the Board or Chief Executive Officer or President or a Vice President and an accountant, as to dates or periods not covered by annual reports required to be filed by the Company, in the case of conditions precedent which depend upon a state of facts as of a date or dates or for a period or periods different from that required to be covered by such annual reports.
Each such certificate shall include the statements required by Section 1 of Article Twenty hereof.
Unless otherwise specifically provided with respect to a series of Bonds, if interest on any Bonds outstanding hereunder is payable solely in the coin or currency of a foreign nation, then the annual interest requirements for such Bonds shall be based upon the estimated value (on a date within 10 days prior to the date of the application for the authentication and delivery under this Indenture of Bonds in connection with which such net earnings certificate is delivered) of such foreign coin or currency in The City of New York, New York, in the written opinion of an independent appraiser or other expert delivered to the Trustee.”
SECTION 2.    Amendments to Article One of First Mortgage. Article One of the First Mortgage as amended is hereby further amended by adding a new Section 8 thereto, as follows:
“Section 8.    The term “Generation Assets” shall mean the Company’s assets and operations which form part of the Company’s generation business and any assets or operations necessary or incidental to the Company’s generation business.”
“The term “Separation” shall mean the separation of the Company’s Generation Assets, as defined in Section 8 of Article One hereof, from its transmission and distribution assets, including the restructuring of the Company’s operations in connection therewith, all in accordance and compliance with an order of the Public Utilities Commission of Ohio and any rules and regulations thereunder and the laws of the State of Ohio.”
SECTION 3.    Amendments to Article Six of First Mortgage. Article Six of the First Mortgage as amended is hereby amended in its entirety to read as follows:
ARTICLE SIX

ISSUANCE OF BONDS UPON RETIREMENT OF BONDS
PREVIOUSLY OUTSTANDING HEREUNDER.
Whenever Bonds authenticated and delivered hereunder (i) are paid, retired, redeemed, canceled or surrendered to the Trustee for cancelation (except when canceled pursuant to the provisions of Section 3 of Article Eleven to obtain the release of funded property; or any sinking fund provisions contained in any indenture supplemental hereto, so long as any Bonds of the series to which such sinking fund provisions relate shall be outstanding; or canceled through use by the Trustee of funded cash; or canceled pursuant to the provisions of Section 5 of Article Eight of this Indenture), or (ii) for the purchase, payment or redemption of which money in the necessary amount shall have been deposited with the Trustee (including in any such case described in clause (i) or (ii) with the proceeds of new Bonds (“Refinancing Bonds”) authenticated and delivered pursuant to this Article Six for the purpose of refinancing, replacing, defeasing or refunding Bonds concurrently with the issuance of such Refinancing Bonds), upon the request of the Company evidenced by a resolution such as is described in subdivision (1) of Section 6 of Article Five, and upon receipt of a Treasurer's certificate and an opinion of counsel such as are described in subdivisions (2) and (4) respectively of Section 1 of Article Seven and of a further Treasurer's certificate, as defined in Section 3 of Article One, stating (a) the aggregate principal amount of Bonds authenticated and delivered hereunder and made the basis of such request which have been (or will be concurrently with the receipt of proceeds of Refinancing Bonds) paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation, and (b) the aggregate principal amount of Bonds for the purchase, payment or redemption of which money in the necessary amount shall have been deposited with the Trustee (or will be concurrently with the receipt of proceeds of Refinancing Bonds), and that such Bonds have not been canceled pursuant to the provisions of Section 13 of Article Two, or Section 3 of Article Eleven to obtain the release of funded property, or canceled through the use by the Trustee of funded cash, or canceled pursuant to the provisions of Section 5 of Article Eight of this Indenture, or, if any Bonds of the series to which such sinking fund provisions relate shall then be outstanding, canceled pursuant to any sinking fund provisions of any indenture supplemental hereto, the Trustee shall authenticate and deliver additional Bonds of the same or another series in principal amount equivalent to the principal amount of the Bonds so paid, retired, redeemed, canceled or surrendered to the Trustee for cancellation or for the purchase, payment or redemption of which money in the necessary amount shall have been so deposited with the Trustee (together with all accrued and unpaid interest on such Bonds and the amount of any premium necessary to accomplish such refinancing if such Bonds are paid, retired, redeemed, cancelled or surrendered to the Trustee for cancellation on the basis of and with the proceeds of Refinancing Bonds); provided, however, that, unless the Company shall deliver to the Trustee a net earnings certificate such as is described in subdivision (6) of Section 6 of Article Five, no Bonds shall be authenticated or delivered under this Article for Bonds so paid, retired, redeemed, canceled or surrendered if such Bonds shall not have been at some time held by the public.”
SECTION 4.    Amendments to Section 3 of Article Eleven of First Mortgage. Section 3 of Article Eleven of the First Mortgage as amended is hereby amended as follows:
(a)    the portion of the first sentence thereof appearing before subdivision (1) of Section 3 is hereby deleted, and the following is hereby inserted:
“So long as the Company is not in default under any of the provisions of this Indenture, the Company may obtain the release of any of the mortgaged and pledged property, including, without limiting the generality of the foregoing, any one or more of the Company's heating, gas or water properties substantially as an entirety (provided, however, that the electric property of the Company shall not in any event be released substantially as an entirety (other than the Generation Assets, as defined in Section 8 of Article One hereof, pursuant to the Separation, as defined in Section 8 of Article One hereof) and, further, that prior lien bonds deposited with the Trustee shall not be released except as provided in Article Nine hereof), and the Trustee shall release the same from the lien hereof upon the application of the Company and receipt by the Trustee of”;
(b)    subdivision (2) of Section 3 is hereby amended by adding a new proviso at the end thereof to read as follows:
“provided that, anything contained in this subdivision (2) to the contrary notwithstanding, in connection with an application of the Company for the release of the Generation Assets, as defined in Section 8 of Article One hereof, from the lien hereof pursuant to the Separation, as defined in Section 8 of Article One hereof, the Trustee need not receive so much and such a part of any one or more of the statements otherwise required hereunder to be included in such certificate, and such certificate need not be made by an independent engineer, if and to the extent that the Company determines, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Securities and Exchange Commission and its staff, including any one of more “no action” letters or exemptive orders (whether issued to the Company or any other Person), all or any portion of Section 314(d)     of the Trust Indenture Act of 1939 as

then in effect as might otherwise have been applicable to any one or more of the statements otherwise required hereunder to be included in such certificate shall not be applicable to such certificate, and upon receipt by the Trustee of an opinion of counsel to such effect;”
(c)    subdivision (3) of Section (3) is hereby amended by adding a new proviso at the end thereof to read as follows:
“provided that this subdivision (3) shall not apply in the case of the release of the Generation Assets, as defined in Section 8 of Article One hereof, from the lien hereof pursuant to the Separation, as defined in Section 8 of Article One hereof, if (i) the amendments  to Section 3 of Article Eleven of this Indenture provided for in Article Four of the Forty-Eighth Supplemental Indenture, dated as of August 1, 2015, to this Indenture become effective as provided for in Section 1(a) of said Article Four or (ii) the amendments  to Section 3 of Article Eleven of this Indenture  provided for in Article Four of the Forty-Eighth Supplemental Indenture, dated as of August 1, 2015, to this Indenture become effective as provided in Section 1(b) of Article Four of the Forty-Eighth Supplemental Indenture, dated as of August 1, 2015, and the Trustee receives in connection with the Company’s application for such release an engineer’s certificate made by an independent engineer and dated not more than sixty (60) days prior to the date of making of such application and stating that the fair value, in the opinion of the signer, of the property subject to the lien hereof after giving effect to the release of the lien hereof on the Generation Assets, as defined in Section 8 of Article One hereof, is not less than 110% of the principal amount of the Bonds     outstanding at the time of such application, and a net earnings certificate such as is described in subdivision (6) of Section 6 of Article Five, in each case, determined on a pro forma basis giving effect to the Separation, as defined in Section 8 of Article One hereof); provided, further, that in the case of clause (i) or clause (ii), as applicable, no default under any of the provisions of this Indenture and no completed default as defined in Section 1 of Article Twelve hereof shall exist or be continuing before or after giving effect to such release.”
SECTION 5.    Amendments to Section 1 of Article Fifteen of First Mortgage. Section 1 of Article Fifteen of the First Mortgage as amended is hereby amended by adding the following parenthetical at the end of the first paragraph thereof:
“(provided, however, that, in connection with the Separation, as defined in Section 8 of Article One hereof, the Company may convey or transfer all of the Generation Assets, as defined in Section 8 of Article One hereof, without the transferee being required to expressly assume in writing the due and punctual payment of the principal and interest of all the Bonds according to their tenor and the due and punctual performance and observance of all the covenants and conditions of the Indenture, so long as no default under any of the provisions of this Indenture and no completed defaults as defined in Section 1 of Article Twelve hereof shall exist or be continuing before or after giving effect to such conveyance or transfer and the liens hereof on such Generation Assets are released in accordance with Article Eleven hereof)”.

ARTICLE 2.

COVENANTS OF THE COMPANY.
SECTION 1.    Confirmation of Covenants by the Company in First Mortgage. All covenants and agreements by the Company in the First Mortgage as heretofore and hereby amended are hereby confirmed.
SECTION 2.    Covenant of the Company and Legal Opinion as to Recording. Promptly after the execution and delivery of this Fifty-First Supplemental Indenture, the Company will take such action with respect to the recording, filing, re-recording and refiling of the First Mortgage as amended and this Fifty-First Supplemental Indenture as may be necessary to make effective the lien intended to be created hereby, and will furnish to the Trustee an opinion of counsel selected by the Company and satisfactory to the Trustee (who may be of counsel to the Company) either (a) stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording and refiling of the First Mortgage as amended and this Fifty-First Supplemental Indenture as to make effective the lien intended to be created thereby, and reciting the details of such action, or (b) stating that in the opinion of such counsel no such action is necessary to make such lien effective.
ARTICLE 3.

MISCELLANEOUS.
SECTION 1.    Fifty-First Supplemental Indenture to Form Part of First Mortgage. The provisions of this Fifty-First Supplemental Indenture shall become effective immediately upon the execution and delivery hereof. From and after such execution and delivery, this Fifty-First Supplemental Indenture shall form a part of the First Mortgage and all the terms and conditions herein contained shall be deemed to be part of the terms of the First Mortgage, as fully and with the same effect as if all the terms and provisions of this Fifty-First Supplemental Indenture had been set forth in the First Mortgage as originally executed. Except as modified or amended by this Fifty-First Supplemental Indenture, the First Mortgage as amended shall remain and continue in full force and effect in accordance with the terms and provisions thereof, and all the covenants, conditions, terms and provisions of the First Mortgage, as heretofore modified and amended and as further modified and amended by this Fifty-First Supplemental Indenture, and all the covenants, conditions, terms and provisions of the First Mortgage as amended with respect to the Trustee shall remain in full force and effect and be applicable to the Trustee under this Fifty-First Supplemental Indenture in the same manner as though set out herein at length. All representations and recitals contained in this Fifty-First Supplemental Indenture are made by and on behalf of the Company, and the Trustee is in no way responsible therefor or for any statement therein contained.
SECTION 2.    Definitions in First Mortgage Shall Apply to Fifty-First Supplemental Indenture. The terms defined in Article One of the First Mortgage as amended, when used in this Fifty-First Supplemental Indenture, shall have the meanings set forth in said Article One.
SECTION 3.    Execution in Counterparts. This Fifty-First Supplemental Indenture may be simultaneously executed in several counterparts and each counterpart shall be an original instrument.

IN WITNESS WHEREOF, THE DAYTON POWER AND LIGHT COMPANY has caused this instrument to be signed on its behalf by its President or a Vice President and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary, in _____________________, and THE BANK OF NEW YORK MELLON has caused this instrument to be signed on its behalf by a Vice President or an Assistant Vice President and its corporate seal to be hereunto affixed and attested by a Vice President, Assistant Vice President or an Assistant Treasurer, in The City of New York, New York, as of the day and year first above written.

THE DAYTON POWER AND LIGHT COMPANY

By
Craig L. Jackson, Vice President and
Chief Financial Officer

[SEAL]

STATE OF     )    ss.: COUNTY OF     )
On this 29th day of September, 2017, personally appeared before me, a Notary Public within and for said County in the State aforesaid, Craig L. Jackson, to me known and known to me to be the Vice President and Chief Financial Officer of THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation and one of the corporations which executed the foregoing instrument, who acknowledged that he did sign and seal said instrument as such Vice President and Chief Financial Officer for and on behalf of said corporation and that the same is his free act and deed as such Vice President and Chief Financial Officer, and the free and corporate act and deed of said corporation; and said Craig L. Jackson, being by me duly sworn, did depose and say: that he resides in Montgomery County, Ohio; that he is the Vice President and Chief Financial Officer of THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation and one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he signed his name thereto by like order.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

[Signature Page to Fifty-First Supplemental Indenture]

Attest:

Judi L. Sobecki, Vice President, General
Counsel and Secretary

Signed and acknowledged in our presence by
The Dayton Power and Light Company.

STATE OF     )    ss.: COUNTY OF     )

On this __ day of September, 2017, personally appeared before me, a Notary Public within and for said County in the State aforesaid, Judi L. Sobecki, to me known and known to me to be the Vice President, General Counsel and Secretary of THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation and one of the corporations which executed the foregoing instrument, who acknowledged that she did sign and seal said instrument as such Vice President, General Counsel and Secretary for and on behalf of said corporation and that the same is her free act and deed as such Vice President, General Counsel and Secretary, and the free and corporate act and deed of said corporation.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

[Signature Page to Fifty-First Supplemental Indenture]

THE BANK OF NEW YORK MELLON,     as Trustee

By
Name: Francine J. Kincaid
Title: Vice President

[SEAL]

Attest:

Name: Jamie Nielsen
Title: Vice President

Signed and acknowledged in our presence by
The Bank of New York Mellon.

[Signature Page to Fifty-First Supplemental Indenture]

STATE OF NEW YORK,    )    ss.: COUNTY OF NEW YORK,    )

On this 26th day of September, 2017, personally appeared before me, a Notary Public within and for said County in the State aforesaid, Francine J. Kincaid and Jamie Nielson, to me known and known to me to be, respectively, a Vice President and a Vice President of THE BANK OF NEW YORK MELLON, one of the corporations which executed the foregoing instrument, who severally acknowledged that they did sign and seal said instrument as such Vice President and Vice President for and on behalf of said corporation and that the same is their free act and deed as such Vice President and Vice President, respectively, and the free and corporate act and deed of said corporation; and said Francine J. Kincaid being by me duly sworn, did depose and say: that she resides in Deer Park, New York that she is a Vice President of THE BANK OF NEW YORK, one of the corporations described in and which executed the above instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of such corporation; and that she signed her name thereto by like order.
IN WITNESS WHEREOF I have hereunto set my hand and official seal. [SEAL]

Notary Public, State of New York

[Signature Page to Fifty-First Supplemental Indenture]

This instrument prepared by (in consultation
with Ohio Counsel):
____________________________
Joseph P. Hadley
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

[Signature Page to Fifty-First Supplemental Indenture]